Exhibit 99.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

QRSCIENCES HOLDINGS LIMITED AND

CORPORATE SERVICES INTERNATIONAL PROFIT SHARING PLAN

Dated May 16, 2008

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 16, 2008 by and between Corporate Services International Profit Sharing Plan, a federally sanctioned ERISA Trust for which Michael Anthony is the sole beneficiary (“Seller”), and QRSciences Holdings Limited (“QRSciences”), with respect to the following facts:

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A. Seller owns 9,000,000 shares (the “DVOP Shares”) of the common stock of Diversified Opportunities, Inc., a Delaware corporation (“DVOP”), which constitutes 97.83% of the total outstanding common stock of DVOP as of the date hereof, and Michael Anthony is the sole director, officer, shareholder, signatory and beneficiary of Seller;

B. QRSciences desires to acquire from Seller, and Seller desires to sell and transfer to QRSciences, all of the DVOP Shares owned by Seller (the “Acquisition”) on the Closing Date;

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SECURITIES

Section 1.1 The Deposit and Escrow. On the terms and subject to the conditions of this Agreement:

(a) On or before May 16, 2008, QRSciences shall deposit the amount of $50,000 (the “Deposit”) with Laura Anthony, Esquire of Legal & Compliance, LLC (the “Seller Escrow Agent”) pursuant to the escrow terms between QRSciences, Seller and the Seller Escrow Agent provided herein.

(b) The Deposit shall be released by the Seller Escrow Agent to Seller in the event the Agreement is terminated by Seller pursuant to Section 9.1(c).

(c) The Deposit shall be released by the Seller Escrow Agent to QRSciences in the event the Agreement is terminated for any reason other than by Seller pursuant to Section 9.1(c); provided, however, if this Agreement is terminated for any reason whatsoever other than by QR Sciences pursuant to Section 9.1(b) or (d) at any time after DVOP files the Schedule 14(f)-1 as provided in Section 5.1, the Deposit shall be released by the Seller Escrow Agent to Seller.

(d) On or prior to the Closing Date, QRSciences shall have deposited the amount of $600,000 into the escrow account maintained by Steven James Davis, a Professional Corporation (the “QRSciences Escrow Agent”). On or prior to the Closing Date, the Seller Escrow Agent shall have delivered to the QRSciences Escrow Agent each of the Seller deliverables described in Section 2.2(a), who shall simultaneously deliver the amount of $600,000 to the Seller Escrow Agent.

(e) The Seller Escrow Agent and QR Sciences Escrow Agent (each, the “Escrow Agent”) shall perform his or her obligations hereunder subject to the following provisions.

(i) Scope of Duties. The duties of the Escrow Agent shall be entirely administrative in nature, and the Escrow Agent shall have no fiduciary obligation to any party hereto. The Escrow Agent shall be obligated to act only in accordance with written instructions received by him or her as provided herein, except that the Escrow Agent shall comply with any final and unappealable order, judgment or decree of any court of competent jurisdiction received by him. No implied duties or obligations of any kind shall be read into this Agreement.

(ii) Limitation on Liability. In performing his/her duties hereunder, the Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses except for damages, losses or expenses resulting directly from the willful default, gross negligence or fraud of the Escrow Agent. In no event will the Escrow Agent be liable for any special, consequential or punitive damages.

(iii) Reliance on Counsel, etc. The Escrow Agent shall not in any case incur liability with respect to any action taken or omitted in good faith upon advice of counsel, or any action taken or omitted in reliance upon any written notice, release or other document provided to the Escrow Agent as to the genuineness of the signatures thereon, the authority of the signatories, its due execution, the validity and effectiveness of its provisions, or the truth and accuracy of the information contained therein.

(iv) Indemnification of Escrow Agent; Expenses. The Escrow Agent shall not be responsible for initiating any action, claim or proceeding hereunder. QRSciences and the Seller shall jointly and severally indemnify the Escrow Agent (and his/her heirs and legal representatives) and hold him/her and them harmless from and against, any and all losses, damages, liability and expenses, including attorneys fees, incurred by the Escrow Agent in connection with the performance of his/her duties hereunder, including but not limited to attorneys’ fees and other costs and expenses of defending against any claim of liability (except liability arising out of the Escrow Agent’s fraud, willful default or gross negligence) arising out of this Agreement. The Escrow Agent shall not be obligated to take any legal or other action hereunder which might, in his/her judgment, involve or cause him/her to incur any expense or liability unless s/he shall have been furnished with acceptable indemnification.

(v) Disputes. In the event of any dispute between the parties, or if any conflicting demand shall be made upon the Escrow Agent, the Escrow Agent shall not be required to determine the same or take any action thereon. Rather, the Escrow Agent may, at his sole option, (a) retain the escrowed funds and the certificates for the DVOP Shares and closing

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documents without liability to anyone, until such dispute shall have been settled or resolved; or (b) file a suit in interpleader for the purpose of having the respective rights of the parties adjudicated, said suit to be filed in the California Superior Court if filed by the QR Sciences Escrow Agent and the Florida Court if filed by the Seller Escrow Agent. The Escrow Agent may, upon initiation of such suit, deposit the funds with the court and, upon giving notice thereof to the parties, the Escrow Agent shall be fully released and discharged from all further obligations hereunder.

(vi) Resignation. The Escrow Agent may resign at any time by delivering notice to the parties hereto. If the parties fail to advise the Escrow Agent within ten business days as to the appointment of a successor, the Escrow Agent may, at his/her sole option, (a) retain the escrowed funds and DVOP Shares and closing documents in his/her possession, without liability to anyone, until such appointment shall have been made; or (b) file a suit in interpleader in the California or Florida Court, as appropriate, for the purpose of having a successor appointed. The Escrow Agent may, upon initiation of such suit, deposit the escrowed funds and DVOP Shares and closing documents with the court and, upon giving notice thereof to the parties, the Escrow Agent shall be fully released and discharged from all further obligations hereunder.

(vii) Waiver. The parties are aware that the Seller Escrow Agent represents Seller and Anthony and the QRSciences Escrow Agent represents QRSciences. The parties agree that each Escrow Agent may carry on such representation in connection with this Agreement and, after the Closing, may represent the parties in connection with this Agreement and in other related or unrelated matters. The parties acknowledge that the Escrow Agent is serving at their joint request, and each waives any objection thereto.

Section 1.2 The Acquisition. On the terms and subject to the conditions of this Agreement and through the Escrow Agents, on the Closing Date:

(a) Seller shall deliver to QRSciences the DVOP Shares, free and clear of any Liens or encumbrances of any kind, along with a duly executed medallion guaranteed irrevocable stock power endorsed in favor of QRSciences.

(b) QRSciences shall pay to Seller the amount of $600,000 by cashier’s check or wire transfer, which represents the purchase price of $650,000 less the Deposit of $50,000.

(c) The Seller Escrow Agent shall release the Deposit to Seller.

ARTICLE II

THE CLOSING

Section 2.1 Closing Date. The closing of the Acquisition and the other transactions contemplated by this Agreement (the “Closing”) shall take place with the use of the Escrow Agent on May 30, 2008, or at such other location, date and time as QRSciences and Seller may agree. The time and date upon which the Closing actually occurs being referred to herein as the “Closing Date”.

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Section 2.2 Transactions at Closing. At the Closing, the following transactions shall take place, which transactions shall be deemed as having taken place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a) Seller Escrow Agent shall deliver to the QRSciences Escrow Agent the following documents:

(i) Duly executed stock certificates representing the DVOP Shares assigned to QRSciences, or its assignee, and irrevocable instructions to the DVOP transfer agent to transfer the DVOP Shares on the DVOP stock ledger to QRSciences, or its assignee;

(ii) Certificate of good standing from the Secretary of State of the State of Delaware, dated at or about the Closing Date, to the effect that DVOP is in good standing under the laws of said state;

(iii) Certified copy of the certificate of incorporation of DVOP, as amended, as certified by the Secretary of State of the State of Delaware at or about the Closing Date;

(iv) Secretary’s certificate duly executed by DVOP’s secretary attaching and attesting to the accuracy of: (A) the bylaws of DVOP, (B) the resolutions of DVOP’s sole director appointing the new director of DVOP, and (C) an incumbency certificate signed by the sole executive officer of DVOP dated at or about the Closing Date;

(v) A certificate duly executed by Seller to the effect that the conditions set forth in Section 7.1(a), (b), (c), (e), (f) and (g) have been satisfied, dated as of the date of the Closing;

(vi) Letter of resignation from the sole current officer and director of DVOP to be effective 10 days after the mailing of a 14(f)-1 Information Statement to DVOP’s stockholders of record;

(vii) All corporate books and records of DVOP and Enlighten, including all EDGAR pass-codes and any other documents necessary to complete SEC filings, and all board and shareholder minutes, notices and voting results of DVOP and Enlighten (including, without limitation, the names of all shareholders who voted in shareholder actions and the nature of their vote);

(viii) A certified copy of the DVOP stockholder’s list from Island Stock Transfer identifying all DVOP stockholder’s as of the Closing Date, and Non-Objecting Beneficial Ownership list dated as of the most current date possible to the Closing Date; and

(ix) Such other documents and instruments as QRSciences may reasonably request.

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(b) The QRSciences Escrow Agent shall deliver or cause to be delivered to the Seller Escrow Agent the following:

(i) a payment in the amount of $600,000 by wire transfer or cashier’s check, and

(ii) instructions to release the Deposit to Seller.

(c) Under no circumstances will the QR Sciences Escrow Agent release the items listed in 2.2(a) to QR Sciences prior to confirmation of receipt of the items listed in Section 2.2(b) by the Seller Escrow Agent. Under no circumstances shall the Seller Escrow Agent release the items listed in Section 2.2(b) to the Seller prior to confirmation of receipt of the items listed in 2.2(a) by QR Sciences Escrow Agent.

(d) Upon confirmation of receipt of the items in 2.2(a) and 2.2(b) by the QR Sciences Escrow Agent and the Seller Escrow Agent respectively, this transaction will be deemed closed and all items and funds may be released to QR Sciences and Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to QRSciences:

Section 3.1 Organization and Qualification. Each of Seller and DVOP is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the trust or corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Each of Seller and DVOP is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect. DVOP has no subsidiaries and is not a participant in any joint venture, partnership, or similar arrangement. Anthony is the sole shareholder, director, officer and beneficiary of Seller. No other person has any interest in the DVOP Shares.

Section 3.2 Authorization; Corporate History. DVOP has the requisite corporate power and authority to carry on its business as currently conducted. The predecessor corporation to DVOP was Enlighten Software Solutions, Inc. aka Software Professionals Inc., a California corporation (“Enlighten”). The merger (the “Merger”) of Enlighten and DVOP in August 2007 was completed (i) in compliance with the articles of incorporation, bylaws and all charter documents of Enlighten; (ii) in compliance with the certificate of amendment, bylaws and all charter documents of DVOP; (iii) in compliance with California and Delaware law, including, without limitation, the notice provisions thereof; and (iv) after the receipt of all required approval and authorizations of the respective board of directors and shareholders of each of Enlighten and DVOP. Seller obtained all required trust, board and shareholder approval to vote the DVOP Shares in all DVOP stockholder actions.

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Section 3.3 Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by Seller and Anthony and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Seller and Anthony, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally. The Spousal Acknowledgement Form attached hereto as Exhibit A has been validly executed by Anthony’s spouse.

Section 3.4 No Conflict. Neither the execution and delivery of this Agreement by Seller or Anthony nor the performance by Seller or Anthony of its obligations hereunder, nor the consummation of the Acquisition, will: (i) conflict with the certificate of incorporation or bylaws of DVOP, or trust documents of Seller; (ii) violate any statute, law, ordinance, rule or regulation, applicable to DVOP, Seller or Anthony or any of the properties or assets of DVOP, Seller or Anthony; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Seller or DVOP or Anthony, or result in the creation or imposition of any Lien upon any properties, assets or business of DVOP, Seller or Anthony under, any Contract or any order, judgment or decree to which DVOP, Seller or Anthony is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

Section 3.5 Required Filings and Consents. Other than the filing of a 14f-1 Information Statement with the Securities and Exchange Commission, the execution and delivery of this Agreement by Seller and Anthony does not, and the performance of this Agreement by Seller and Anthony will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Authority with respect to DVOP or Seller or Anthony.

Section 3.6 Capitalization. The authorized capital stock of DVOP consists of 310,000,000 shares, $0.001 par value, of which 300,000,000 shares are designated as Common Stock, of which 9,199,192 shares are issued and outstanding, and 10,000,000 shares are designated as preferred stock, of which none are issued and outstanding. There are no share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from DVOP any shares of capital stock of DVOP and there are no contracts or commitments providing for the issuance of, or the granting of rights to acquire, any shares of capital stock of DVOP or under which DVOP is, or may become, obligated to issue any of its securities. All shares of Common Stock outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights and any Liens. There will be no more than 9,199,192 shares of Common Stock issued or outstanding as of the Closing Date.

Section 3.7 Status of DVOP Shares. The shares of common stock issued by Enlighten to Seller (which were deemed exchanged for the DVOP Shares) were duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, and were issued in compliance with the charter and bylaws of Enlighten, and all applicable laws concerning the issuance of securities,

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and are free and clear of any Liens of any kind and were duly registered in the name of the Seller in the shareholder ledger of Enlighten. The DVOP Shares deemed to be issued by DVOP to Seller in the Merger in exchange for the shares of Enlighten common stock held by Seller are duly authorized, validly issued, fully paid, non-assessable and free of any preemptive rights, and are deemed to be issued in compliance with the charter and bylaws of DVOP, and all applicable laws concerning the issuance of securities, and are free and clear of any Liens of any kind and are duly registered in the name of the Seller in the shareholder ledger of DVOP. The certified shareholder list issued by Island Stock Transfer dated March 4, 2008 delivered by Seller to QRSciences is a true and correct copy of the name and address of each DVOP shareholder as of such date.

Section 3.8 SEC Reports and Financial Statements. DVOP has timely filed with the SEC all forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under any applicable law, and has heretofore made available (or promptly following filing will make available) to QRSciences true and complete copies of, all such forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under the Exchange Act or the Securities Act (the “DVOP SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the DVOP SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) were complete and accurate in all material respects, and (iii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC hereunder. The SEC “no review” letter dated March 25, 2008 regarding the DVOP Form 10 filed March 14, 2008 (File No. 000-23446) delivered by Seller to QRSciences is a true and correct copy of all correspondence received by DVOP from the SEC regarding the Form 10.

Section 3.9 Financial Statements. Each of the financial statements (the “DVOP Financial Statements”) included in the DVOP SEC Documents including but not limited to the audited financial statements for the years ended December 31, 2007 and 2006, and the un-audited financial statements for the three (3) month period ended March 31, 2008 have been (or will be) filed in accordance with any applicable law and prepared from, and are in accordance with, the books and records of DVOP, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of DVOP as of the dates thereof or for the periods presented therein (subject, in the case of un-audited statements, to normal year-end audit adjustments not material in amount).

Section 3.10 No Undisclosed Assets or Liabilities. Except as disclosed in the DVOP Financial Statements, DVOP does not have any liabilities, indebtedness or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due (collectively, “Liabilities”), and, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, including without limitation any liabilities for foreign, federal, state, local or other

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taxes (including deficiencies, interest and penalties). As of the Closing Date, DVOP shall have no properties or assets of any kind, whether real personal or intangible and whether owned or leased (other than cash, cash equivalents or marketable securities) and no Liabilities.

Section 3.11 No Contract Rights or Commitments. On the Closing Date, there will not be any Contract to which DVOP is a party or by which any of its assets or properties are bound.

Section 3.12 No Intellectual Property Rights or Infringement. DVOP does not own, has not obtained the right to use, and has not violated nor otherwise trespassed upon any patents, trademarks, service marks, trade names, copyrights, and applications, licenses and rights with respect to the foregoing, and/or any trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and/or technical data and/or information.

Section 3.13 Litigation. There is no Action pending or threatened against DVOP that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against DVOP, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 3.14 Taxes. DVOP has filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and DVOP has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to Seller’s Knowledge, against DVOP or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no Liens for Taxes upon DVOP’s assets.

Section 3.15 Registration. No order revoking the registration of DVOP or the Common Stock under the Exchange Act has been issued by any court, securities commission or regulatory authority in the United States and no proceedings for such purpose are pending or, to the Knowledge of DVOP, after reasonable inquiry, threatened.

Section 3.16 Trading. The Common Stock is presently traded on the OTC Bulletin Board, and DVOP will maintain the trading in the Common Stock on the OTC Bulletin Board until the Closing Date or termination of this Agreement.

Section 3.17 Books and Records. The books and records, financial and others, of DVOP are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

Section 3.18 Insurance. DVOP has no insurable properties and DVOP does not maintain any insurance covering its assets, business, equipment, properties, operations, employees, officers, or directors. To Seller’s Knowledge, since DVOP’s inception there has not been any damage, destruction or loss, which could have been deemed as an “Insurance Event”.

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Section 3.19 Compliance. DVOP is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. DVOP has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. DVOP does not, and is not require to, hold any permits, licenses or franchises from Governmental Authorities.

Section 3.20 Absence of Certain Changes. Since March 31, 2008, except as described in the DVOP SEC Documents, DVOP has not:

(a) sold or otherwise issued any shares of capital stock;

(b) acquired any assets or incurred any Liabilities;

(c) amended its certificate of incorporation or bylaws;

(d) waived any rights of value which in the aggregate are extraordinary or material considering the business of DVOP;

(e) made any material change in its method of accounting;

(f) made any accrual or arrangement for any payment of any kind to any present or former officer or employee;

(g) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been cancelled as of the Closing Date;

(h) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent); and

(i) become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of DVOP or become subject to any change or development in, or effect on, DVOP that has or could reasonably be expected to have a Material Adverse Effect,

(j) entered into any agreement to take any action described in clauses (a) through (i) above.

Section 3.21 Material Transactions or Affiliations. Except as disclosed in DVOP’s Form 10 filed with the SEC on March 14, 2008, there is no contract, agreement or arrangement between DVOP and any person who was, at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by DVOP to own beneficially, five percent or

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more of the issued and outstanding Common Stock and which is to be performed in whole or in part after the date hereof. DVOP has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 3.22 Employees. DVOP has no employees other than Anthony as its sole officer and director. Other than as disclosed in its SEC filings DVOP has no liabilities and/or debts towards any officers or directors and any such debts shall be forgiven as of Closing. DVOP has no agreement, obligation or commitment with respect to the election of any individual or individuals to DVOP’s board of directors.

Section 3.23 Previous Sales of Securities. To the best of the knowledge of Seller, since inception, DVOP has sold Common Stock to investors only in reliance upon applicable exemptions from the registration requirements under any applicable law including the laws of the United States and any applicable states and all such sales were made in accordance with the laws of said jurisdictions. Except as provided in this Agreement, DVOP has not granted or agreed to grant any registration rights, including piggyback rights, to any Person.

Section 3.24 Principals of DVOP. During the past five years, no officer or director of DVOP has been:

(a) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 3.25 Brokers and Finders. Neither DVOP, nor any of its officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Acquisition for which DVOP has or could have any liability.

Section 3.26 Previous Bankruptcy. The Chapter 7 case (Case Number 01-32337 STC) of Enlighten in the United States Bankruptcy Court, Northern District of California (the “Bankruptcy”), was properly and duly closed by final decree dated January 4, 2005. Neither Enlighten nor DVOP are subject to any claims from, or have any outstanding obligations or liabilities arising out of or relating to, the business, debts or operations of Enlighten prior to January 4, 2005. All of the outstanding equity ownership interest in Enlighten which existed prior to the commencement of the Bankruptcy remained outstanding upon and after the closing of the Bankruptcy.

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Section 3.27 Disclosure. As of the Closing Date, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of DVOP and/or its subsidiaries that has not been disclosed in writing to QRSciences by Seller. No representation or warranty of Seller in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF QRSCIENCES

QRSciences hereby makes the following representations and warranties to Seller:

Section 4.1 Organization and Qualification. QRSciences is duly organized and validly existing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect.

Section 4.2 Authorization; Validity and Effect of Agreement. QRSciences has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Acquisition. This Agreement has been duly and validly executed and delivered by QRSciences and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of QRSciences, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

Section 4.3 Brokers and Finders. Except for Trilogy Capital, the fees of which are the sole responsibility of QR Sciences, QRSciences has not, nor to its knowledge have any of its officers, directors, employees or managers, employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Acquisition.

Section 4.4 Schedule 14(f)-1. The Schedule 14(f)-1 prepared by QR Sciences and provided to DVOP contained all material information regarding and relating to QR Sciences and its plans for DVOP as required by the Exchange Act and all such information is true and accurate and complied in all material respects with Exchange Act reporting requirements regarding and relating to QR Sciences.

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ARTICLE V

RESIGNATION OF DIRECTOR

Section 5.1 Resignation of Director. On or prior to May 19, 2008, DVOP shall have filed with the SEC a Schedule 14(f)-1 with respect to the change of control transactions described in this Agreement, and shall have caused the Schedule 14(f)-1 to be mailed to each registered holder of its Common Stock. It shall be the responsibility of QR Sciences to prepare and provide DVOP with the Schedule 14(f)-1 with the QRSciences related information for filing, and it shall be the responsibility of Seller to complete the Schedule 14(f)-1 with the information relating to Anthony and DVOP. At the Closing, Anthony shall resign all DVOP officer positions and appoint Kevin Russeth to all DVOP officer positions. Between the later to occur of the Closing Date or the date which is ten (10) days following the mailing of the Schedule 14(f)-1 to the DVOP registered stockholders, Anthony shall appoint Kevin Russeth to the DVOP Board of Directors, and shall resign. Anthony shall not vote, consent, appoint or otherwise cause any Person to be elected or appointed to the DVOP Board of Directors other than Kevin Russeth without QR Sciences express written consent.

ARTICLE VI

CERTAIN COVENANTS

Section 6.1 Conduct of Business by DVOP. Except (i) as expressly permitted or required by this Agreement, or (ii) with the consent of QRSciences, during the period commencing with the date of this Agreement and continuing until the Closing Date, DVOP shall not conduct any trade or business other than as presently conducted, shall preserve intact its business organizations and maintain the registration of DVOP and the Common Stock under the Exchange Act.

Section 6.2 Access to Information. At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article IX, and in each case subject to Section 6.3 below, Seller shall provide to QRSciences (and its authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to DVOP (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the QRSciences in conducting its due diligence investigation of DVOP.

Section 6.3 Confidentiality. Each party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with the Acquisition in strict confidence, shall not use such information except for the sole purpose of evaluating the Acquisition and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, stockholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Acquisition (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information

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confidentially). The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained. In the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

Section 6.4 Further Assurances. Each of the parties hereto agrees to use commercially reasonable efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Acquisition, including, but not limited to: (i) satisfying the conditions precedent to the obligations of any of the parties hereto; (ii) obtaining all waivers, consents and approvals from other parties necessary for the consummation of the Acquisition, (iii) making all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iv) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (v) executing and delivering such instruments, and taking such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 6.5 Public Announcements. Seller and QRSciences shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Acquisition or this Agreement, and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to DVOP, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated hereunder or any rule or regulation of the Financial Industry Regulatory Authority.

Section 6.6 Notification of Certain Matters. Seller shall promptly notify QRSciences in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

Section 6.7 Waiver of Claims. Each of Seller and Anthony, for himself and his heirs, and their respective and applicable shareholders, officers, directors, executors, administrators, attorneys and assigns, hereby releases and acknowledges full accord, satisfaction, discharge and settlement of, and further irrevocably and unconditionally forever releases, remises, and

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acquits QRSciences and DVOP and any of their present or former officers, directors, stockholders, employees, agents, affiliates, parents, subsidiaries, predecessors, successors, attorneys and assigns (the “QRSciences Released Parties”) of and from any and all manner of actions, causes of action, arbitrations, controversies, expenses, damages, liabilities, demands, claims, counterclaims, cross-claims, obligations, losses, costs, promises, covenants, agreements, and suits of any kind or nature, whether known or unknown, whether contingent or fixed, whether developed or undeveloped, in law or equity, in tort or in contract from the beginning of time through the Closing Date, which he may have or claim to have against QRSciences Released Parties. Each of Seller and Anthony expressly acknowledges that such claims released and discharged by this Section include, but are not limited to, any and all claims against QRSciences Released Parties for remuneration, compensation or benefits (including but not limited to fees, salary, expense reimbursements, commissions, stock, options or warrants for stock, success fees, insurance or other benefits, or any other form of remuneration, compensation or benefits of any kind) and any and all other claims of any kind and nature arising prior to execution of this Agreement and the attachments and schedules hereto, which relate in any way to DVOP. This release shall extend to all claims, known and unknown. Each of Seller and Anthony is aware of, and specifically waives the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”

Section 6.8 Debt Forgiveness. Effective on the Closing, each of Anthony, Seller and Escrow Agent forever forgive and release all claims to any and all debt which may be owed by DVOP to them.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE ACQUISITION

Section 7.1 Conditions to Obligations of QRSciences. The obligations of QRSciences to consummate the Acquisition shall be subject to the fulfillment, or written waiver by QRSciences, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(b) Seller shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

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(c) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained;

(d) QRSciences shall have completed a due diligence review of the business, operations, financial condition and prospects of DVOP and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

(e) There has been no Material Adverse Effect on the business, condition or prospects of DVOP through the Closing Date;

(f) DVOP shall have no Assets (other than cash, cash equivalents and marketable securities) or Liabilities; and

(g) DVOP shall have 9,199,192 shares of Common Stock outstanding and no other shares of capital stock outstanding, nor any options or warrants or other rights to acquire Common Stock.

Section 7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the Acquisition shall be subject to the fulfillment, or written waiver by Seller, at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of QRSciences set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(b) QRSciences shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by QRSciences on or prior to the Closing Date; and

(c) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Seller. Seller shall (in this context, the “Indemnifying Party”) indemnify and hold harmless QRSciences and its officers, directors, employees, shareholders, subsidiaries, agents and attorneys (in this context an “Indemnified Party”), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by Anthony or Seller at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or non-fulfillment of any covenants or

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agreements made by Anthony or Seller, (iii) any misrepresentation made by Anthony or Seller, in each case as made herein or in the Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by Anthony pursuant hereto or in connection with the Acquisition, (iv) any untimely filing of, or inaccuracy in, any DVOP SEC Document, and (v) the operations and liabilities of DVOP and/or any of its subsidiaries, whether known or unknown, arising out of any action, omission and/or period of time preceding the Closing Date, including but not limited to any taxes or creditor claims levied with respect to same.

Section 8.2 Indemnification Procedures for Third Party Claims.

(a) Upon obtaining knowledge of any Claim by a third party which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice (“Notice of Claim”) of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any Claims for which the Indemnified Party entitled to indemnification hereunder.

(b) If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 8.1 hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the date on which Notice of Claim is given to notify Indemnified Party in writing of their election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party’s own expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and expenses of such counsel. If the Indemnifying Party does not elect to defend such third party claim or demand or do not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or

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defend, any such third party claim or demand; (ii) such Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article VII; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c) The Indemnifying Party and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

Section 8.3 Indemnification Procedures for Non-Third Party Claims. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that Indemnifying Party has been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Indemnifying Party disputes such claim, such claim specified by the Indemnifying Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, QRSciences and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 10.11.

Section 8.4 Limitations on Indemnification. Except with respect to claims for indemnification relating to or arising out of a breach of the representations, warranties or covenants made by Seller contained in Sections 1.2(a), 3.3, 3.4 or 3.7 which may be asserted at any time, no claim for indemnification under this Article VIII shall be asserted by, and no liability for such indemnify shall be enforced against, the Indemnifying Party following a date twelve months from the date of Closing. No claim for indemnification under this Article VIII shall be asserted by, and no liability for such indemnify shall be enforced against, the Indemnifying Party to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article VIII from the Indemnifying Party, such Indemnified Party shall promptly repay to the Indemnifying Party such amount recovered.

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ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of Seller on the one hand, and QRSciences on the other hand;

(b) by QRSciences, if the Closing shall not have occurred on or before May 30, 2008 (the “Termination Date”) or if any of the conditions to the Closing set forth in Section 7.1 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by QRSciences; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to QRSciences if its action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Seller, if the Closing shall not have occurred on or before the Termination Date or if any of the conditions to the Closing set forth in Section 7.2 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Seller; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Seller if its action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(d) by Seller or QRSciences if any Governmental Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Acquisition and such injunction, order, decree, ruling or other action shall have become final and non-appealable.

Notwithstanding any other provision herein, if the Closing does not occur on or before May 30, 2008 and the Seller’s action or failure to act or breach of this Agreement has not been the cause of or resulted in the failure of the Closing to occur on or before such date, QRSciences may elect to extend the Termination Date to June 16, 2008 upon written notice to the Seller Escrow Agent and payment of an additional $50,000 to the Seller Escrow Agent, in which event the “Deposit” for purposes of Section 1.1(a) shall be $100,000 and the remaining purchase price payment to be paid at Closing pursuant to Section 1.2(b) and Section 2.2(b)(i) shall be $550,000.

Section 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Acquisition shall be abandoned without any further action by the parties hereto. If this Agreement is terminated as provided herein:

(a) each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Acquisition, whether obtained before or after the execution hereof;

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(b) each party agrees that all Confidential Information received by Seller, Anthony or QRSciences with respect to the other party, this Agreement or the Acquisition shall be kept confidential notwithstanding the termination of this Agreement; and

(c) the Deposit shall be disbursed by the Escrow Agent as provided in Section 1.1.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement. This Agreement hereto contains the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.2 Amendment and Modifications. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

Section 10.3 Extensions and Waivers. At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

Section 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Article VIII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.5 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing and shall thereupon terminate one (1) year from the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

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Section 10.6 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 10.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

Section 10.8 Specific Performance. The parties hereto agree that in the event that any party fails to consummate the Acquisition in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 10.9 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax, email or other electronic transmission service to the appropriate address or number as set forth below (or any other address duly notified by a party hereto pursuant to the provisions of this section).

If to Seller:	If to QRSciences:

Michael Anthony	Kevin Russeth
330 Clematis Street, Suite 217	Managing Director
West Palm Beach, Florida 33401	QRSciences Holdings Limited
10907 Technology Place
San Diego, California 92127
Facsimile: 561-514-0832	Facsimile: 858.613.8715

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.11 Consent to Jurisdiction. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Letter Agreement shall be commenced only in a state or federal court of competent jurisdiction the State of California, County of San Diego, and the parties hereto each consents to the jurisdiction of such a court.

Section 10.12 Counterparts. This Agreement may be executed in two or more counterparts and may be delivered by facsimile transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

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Section 10.13 Certain Definitions. As used herein:

(a) “Action” shall mean any claim, action, arbitration, audit, hearing, investigation, notice of violation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(b) “Affiliate” shall have the meanings ascribed to such term in Rule 12b-2 of the Exchange Act;

(c) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of San Diego, California;

(d) “Common Stock” shall mean the common stock of DVOP.

(e) “Confidential Information” shall mean the existence and contents of this Agreement and the Schedules and Exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party which, prior to or following the Closing Date, has been disclosed by QRSciences, on the one hand, or Seller, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

(f) “Contract” shall mean any oral, written or implied contracts, agreements, licenses, instruments, indentures leases, powers of attorney, guaranties, surety arrangements or other commitments of any kind;

(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated hereunder;

(h) “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the date or for the period with respect to which such principles are applied;

(i) “Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

(j) “Knowledge” shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

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(k) “Lien” shall mean any security or other property interest or right, claim, Lien, pledge, option, charge, security interest, contingent or conditional sale, or proxy, pre-emptive rights, first refusal rights, participation rights, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

(l) “Material Adverse Effect” shall mean any state of facts, change, effect, event, condition or occurrence that individually or in the aggregate is or is reasonably likely to (a) be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the applicable entity, taken as a whole, or (b) prevent, or materially delay or impair the ability of, the applicable party to perform its obligations hereunder or to consummate the transactions contemplated hereby;

(m) “Person” shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

(n) “SEC” shall mean the Securities and Exchange Commission;

(o) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated hereunder; and

(p) “Taxes” shall mean all taxes (whether U.S. federal, state, local or other non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed as of the date first written above.

QRSCIENCES HOLDINGS LIMITED		CORPORATE SERVICES INTERNATIONAL PROFIT SHARING PLAN

By:	/s/ KEVIN RUSSETH	By:	/s/ MICHAEL ANTHONY
	Kevin Russeth		Michael Anthony
	Managing Director		Sole Beneficiary and Signatory

The undersigned agrees to be legally bound by and undertakes the responsibilities set forth in Article V, Section 6.7 and Section 6.8 above:

/s/ MICHAEL ANTHONY
Michael Anthony

The undersigned agrees to be legally bound by and undertakes the responsibilities set forth in Section 1.1, Section 2.2 and Section 6.8 above:

/s/ LAURA E. ANTHONY
Laura E. Anthony, Esq.

The undersigned agrees to be legally bound by and undertakes the responsibilities set forth in Section 1.1 and Section 2.2 above:

/s/ STEVEN J. DAVIS
Steven J. Davis, Esq.

[Signature Page to QRSciences/Corporate Services Stock Purchase Agreement dated 5.16.2008]

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EXHIBIT “A”

SPOUSAL ACKNOWLEDGEMENT FORM

I, Laura Anthony, certify that:

(1)	I am the spouse of Michael Anthony who signed the foregoing Stock Purchase Agreement dated May 16, 2008 on behalf of the Seller (the “Agreement”) with QRSciences Holdings Limited (“QRSciences”) regarding the sale of shares of Diversified Opportunities, Inc. (the “DVOP Shares”) held by Corporate Services International Profit Sharing Plan (the “Seller”).

(2)	I represent and warrant to QRSciences that I am aware of the sale of DVOP Shares pursuant to the Agreement, and that I do not have any ownership interest, community property or otherwise, in the DVOP Shares or the Seller.

Executed on May 16, 2008, at                                         , Florida.

/s/ LAURA E. ANTHONY